                                                                                               EXHIBIT 12

                                                         OHIO POWER COMPANY
                                  Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                  (in thousands except ratio data)


                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     3/31/02
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds             $ 45,540  $ 33,663  $ 25,506  $ 22,901  $ 19,898   $16,634
  Interest on Other Long-term Debt               29,620    38,520    49,125    58,605    61,960    64,925
  Interest on Short-term Debt                     4,519     5,821     8,327     8,614    14,628    14,583
  Miscellaneous Interest Charges                  4,464     4,617     5,016    34,417     4,806     3,545
  Estimated Interest Element in Lease Rentals    52,900    59,300    53,400    51,600    48,200    48,200
                                               --------  --------  --------  --------  --------   -------
     Total Fixed Charges                       $137,043  $141,921  $141,374  $176,137  $149,492  $147,887
                                               ========  ========  ========  ========  ========  ========

Earnings:
  Income Before Extraordinary Item             $208,689  $209,925  $212,157  $102,613  $165,793  $176,447
  Plus Federal Income Taxes                     121,559   112,087   130,814   208,737    83,990    85,377
  Plus State Income Taxes                         2,655     2,742     1,677    (3,058)   15,003    18,671
  Plus Fixed Charges (as above)                 137,043   141,921   141,374   176,137   149,492   147,887
                                               --------  --------  --------  --------  --------  --------
     Total Earnings                            $469,946  $466,675  $486,022  $484,429  $414,278  $428,382
                                               ========  ========  ========  ========  ========  ========

Ratio of Earnings to Fixed Charges                 3.42      3.28      3.43      2.75      2.77      2.89
                                                   ====      ====      ====      ====      ====      ====